Filed pursuant to Rule 424B5
Registration File No.:  333-130684

Supplement to
Prospectus Supplement dated October 25, 2006
(To Prospectus Dated March 14, 2006)

$671,388,100
(Approximate)

Morgan Stanley Mortgage Loan Trust 2006-15XS
(Issuing Entity)

Mortgage Pass-Through Certificates, Series 2006-15XS

Morgan Stanley Capital I Inc.
(Depositor)

Morgan Stanley Mortgage Capital Inc.
(Sponsor and Seller)

Wells Fargo Bank, National Association
(Master Servicer)

This Supplement revises the Prospectus Supplement dated October 25, 2006 to the Prospectus dated March 14, 2006 with respect to the above captioned series of certificates:

In Rule 2.(B) under “Description of the Certificates—Principal Distributions on the Certificates” on page S-79 of the Prospectus Supplement, the phrase “in an amount up to the Class A Principal Distribution Amount,” is inserted after the phrase “to the Class A Certificates and the Certificate Insurer,”.

MORGAN STANLEY

The date of this Supplement is January [●], 2007.